EXHIBIT 99.1
RF INDUSTRIES, LTD.	For Immediate Release
RF Connector & Cable Assembly / RF Wireless
Investor Contact: Neil Berkman Associates (310) 826 - 5051 info@berkmanassociates.com	Company Contact: Howard Hill, President (858) 549-6340 rfi@rfindustries.com
RF Industries Reports Preliminary Unaudited Results for the
Fourth Quarter and Fiscal Year Ended October 31, 2010

Fourth Quarter Revenue Increased 30% to Approximately $5,000,000;
Net Income Advanced 60% to Over $400,000

Unaudited Fiscal 2010 Revenue Up 14% to Approximately $16,300,000
Unaudited Net Income Increases 80% to Over $1,200,000

SAN DIEGO, CALIFORNIA, December 28, 2010 . . . RF Industries Ltd. (NASDAQ:RFIL) today announced preliminary unaudited financial results for the quarter and year ended October 31, 2010.
For the fourth quarter ended October 31, 2010, preliminary unaudited revenue increased 30% to approximately $5,000,000 and preliminary unaudited net income advanced 60% to over $400,000.  In the comparable fourth quarter of fiscal 2009, the Company reported fourth quarter revenue of $3,811,000 and net income of $268,000.
For the full fiscal year ended October 31, 2010, preliminary unaudited revenue increased 14% to approximately $16,300,000 and preliminary unaudited net income grew by 80% to $1,200,000.  For the full 2009 fiscal year, the Company reported sales of $14,213,000 and net income of $656,000.
"The strong fourth quarter sales have continued into the first quarter, typically our seasonally weakest quarter of the fiscal year.  We currently expect that sales gains, particularly at our RF Connectors and Cable Assembly Division, will lead to improved revenue and net income for the first quarter ending January 31, 2011, compared to the same quarter in fiscal 2010," said Howard Hill, RFI's CEO and President.
RFI expects to report audited results for fiscal 2010 in mid-to-late January, 2011.

About RF Industries
RF Industries conducts operations through six related divisions.  The RF Connectors and Cable Assembly segment designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices.  This business segment includes Aviel Electronics, which provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies and Oddcables.com, formerly known as Worswick, which provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers.  Bioconnect, which constitutes the Medical Cabling and Interconnector segment, designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.  The RF Wireless segment includes Neulink, which designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems and RadioMobile, an OEM provider of end-to-end mobile wireless network solutions for public safety, emergency medical, transportation and industrial customers.

Forward-Looking Statements
This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

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